Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated July 13, 2011 To the Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$1,250,000,000 2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

We will pay interest on the 2.30% Senior Notes, due July 20, 2016 which we refer to in this pricing supplement as the Notes, semi-annually on January 20 and July 20 of each year.  We will make the first interest payment on January 20, 2012.  The Notes will mature on July 20, 2016.  The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.  We will issue the Notes in minimum denominations of $1,000 and integral multiples of $1,000.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78008TLB8.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated January 28, 2011.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public (1)	99.939%	$1,249,237,500
Underwriting discounts and commissions (2)	0.25%	$3,125,000
Proceeds to Royal Bank of Canada	99.689%	$1,246,112,500
(1) The price to the public also will include interest accrued on the Notes after July 20, 2011, if any.
(2) The underwriters have agreed to reimburse us for certain expenses.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear and Clearstream, Luxembourg) on or about July 20, 2011, against payment in immediately available funds.

Lead Managers and Joint Book-Runners

RBC Capital Markets	Citi	Wells Fargo Securities

RBC Capital Markets, LLC is our affiliate.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated January 28, 2011 called “Description of Debt Securities” and prospectus supplement dated January 28, 2011 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada

Issue:	Senior Global Medium-Term Notes, Series E

Title of Series:	2.30% Senior Notes, due July 20, 2016

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	US $1,250,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	July 13, 2011

Issue Date:	July 20, 2011

Maturity Date:	July 20, 2016

CUSIP / ISIN:	78008TLB8 / US78008TLB88

Interest Rate:	For each Interest Period, the Notes will bear interest at the fixed rate of 2.30% per annum.

Interest Payment Dates:	Semi-Annually, on January 20 and July 20 of each year, beginning on January 20, 2012 and ending on the Maturity Date, subject to the Business Day Convention, as described below.

Interest Periods:
The Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, the Issue Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date) (each such period, an “Interest Period”), subject to the Business Day Convention, as described below.

Day Count Fraction:	Interest will be computed and paid on a 30/360 basis (based upon a 360-day year of twelve 30-day months).

Business Day Convention:
If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

Redemption at Our Option:	Not applicable.

Repayment at Option of Holder:	Not applicable.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:	All of the terms appearing above and including the item captioned “Clearance and Settlement” on pages P-2 and P-3 of this pricing supplement.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

RISK FACTORS

An investment in the Notes involves significant risks.  For additional information as to these risks, please see the risks identified below and in the prospectus dated January 28, 2011 and the prospectus supplement dated January 28, 2011.  You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.  Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.  The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior  to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

2.30% Senior Notes, Due July 20, 2016

U.S. FEDERAL INCOME TAXATION CONSIDERATIONS

For a discussion of the material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences—United States Taxation” in the accompanying prospectus.  The treatment of the payment of any Additional Amounts is as described in the section “Tax Consequences—United States Taxation—Payments of Interest” in the accompanying prospectus dated January 28, 2011.

CANADIAN FEDERAL INCOME TAXATION CONSIDERATIONS

The following discussion supersedes and replaces the tax discussion under the accompanying prospectus dated January 28, 2011, and prospectus supplement dated January 28, 2011.

In the opinion of our Canadian tax counsel, Norton Rose OR LLP, the following summary describes the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”), generally applicable to an initial purchaser of Notes who acquires Notes pursuant to this pricing supplement, and who, at all relevant times and for the purposes of the Tax Act, deals at arm’s length and is not affiliated with Royal Bank, and acquires and holds the Notes as capital property (a “noteholder”).  This summary assumes that the noteholder has not elected to determine its tax results under the Tax Act in a currency other than the Canadian dollar.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or such Regulations publicly announced by the federal Minister of Finance prior to the date hereof (the “Proposals”) and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it.  Except for the Proposals, this summary does not take into account or anticipate any changes (including retroactive changes) in the law or the administrative policies or assessing practices of the CRA, whether by judicial, regulatory, governmental or legislative action, nor does it take into account tax laws of any province or territory of Canada, or of any jurisdiction outside Canada.  Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation.  No assurance can be given that the Proposals will be implemented in their current form, or at all.

This summary is of a general nature only and is not intended to constitute, nor should it be relied upon or construed as, tax advice to any particular noteholder nor is it exhaustive of all possible Canadian federal income tax considerations.  For purposes of this summary, it is assumed that a noteholder will neither undertake nor arrange a transaction in respect of the Notes primarily for the purpose of obtaining a tax benefit.  Noteholders should consult their own tax advisors as to the overall consequences of their acquisition, ownership and disposition of Notes having regard to their particular circumstances.  In particular, noteholders should consult their tax advisors as to whether they will hold the Notes as capital property for purposes of the Tax Act, which determination should take into account, among other factors, whether the Notes are acquired with the intention or secondary intention of selling them prior to their maturity date.

Noteholders Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Notes as capital property may, in certain circumstances, be entitled to have the Notes, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders, treated as capital property by making the irrevocable election permitted by Subsection 39(4) of the Tax Act.

Notes acquired by certain “financial institutions” (as defined in Section 142.2 of the Tax Act) will generally not be held as capital property by such taxpayers and will be subject to special rules.  This summary does not take into account these special rules and these taxpayers should consult their own tax advisors.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

Interest

A Resident Holder that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year the entire amount of such interest that accrues to it to the end of that year or becomes receivable or is received by it before the end of that year, to the extent that such interest was not included in computing the Resident Holder’s income for a preceding taxation year.

Any other Resident Holder, including an individual, will be required to include in computing its income for a taxation year the amount of such interest on the Notes that is received or receivable by such Resident Holder in that year (depending on the method regularly followed by the Resident Holder in computing its income) to the extent that such interest was not included in computing the Resident Holder’s income for a preceding taxation year.

As the Notes are being offered at a discount to their face value, a Resident Holder may be required to include an additional amount in computing income, either in accordance with the deemed interest accrual rules contained in the Tax Act and Regulations or in the taxation year in which the discount is received or receivable by the Resident Holder.  Resident Holders should consult their own tax advisor with respect to the treatment of a discount.

Redemption or other Disposition of Notes

On a disposition or a deemed disposition of a Note (including a redemption or a repayment at maturity), a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurs all interest that accrued or is deemed to accrue on the Note from the date of the last interest payment to the date of disposition, except to the extent that such interest has otherwise been included in the Resident Holder’s income for that year or a preceding taxation year. A Resident Holder who disposes or is deemed to have disposed of a Note (including on maturity of the Notes or pursuant to a redemption or other acquisition by us) should realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of amounts included in income as interest and any reasonable costs of disposition, exceed (or are less than) the Resident Holder’s adjusted cost base of the Notes.  Resident Holders who dispose of Notes prior to the maturity date thereof, particularly those who dispose of Notes shortly prior to the maturity date thereof, should consult their own tax advisors with respect to their particular circumstances.

Treatment of Capital Gains and Losses

One-half of any capital gain realized will constitute a taxable capital gain that must be included in the calculation of the Resident Holder’s income.  One-half of any capital loss incurred will constitute an allowable capital loss that is deductible against taxable capital gains of the Resident Holder, subject to and in accordance with the provisions of the Tax Act. Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act.

Additional Refundable Tax

A Resident Holder that is a Canadian-controlled private corporation may be subject to an additional refundable tax of 6 2/3% on investment income, including interest and taxable capital gains.

Currency

All amounts relating to the acquisition, holding or disposition of the Notes must be converted into Canadian dollars based on the relevant exchange rate quoted by the Bank of Canada at noon on the relevant day or such other rate or rates of exchange acceptable to the Ministry of Finance (Canada).  A Resident Holder may realize a capital gain or capital loss by virtue of exchange rate fluctuations.  The amount of interest required to be included in computing the Resident Holder’s income for a taxation year will also be affected by fluctuations in the relevant exchange rate.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

Noteholders Not Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not resident and is not deemed to be resident in Canada, who deals at arm’s length with any Canadian resident (or deemed Canadian resident) to whom the noteholder disposes the Notes, and who does not use or hold and is not deemed to use or hold Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

Interest paid or credited or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax and there are generally no other taxes on income (including taxable capital gains) payable in respect of a Note or interest, discount or premium thereon by a Non-resident Holder.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus dated January 28, 2011.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTERESTS)

On July 13, 2011, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated January 28, 2011, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$375,000,000
Citigroup Global Markets Inc.	$374,998,000
Wells Fargo Securities, LLC	$374,998,000
ANZ Securities, Inc.	$11,364,000
Barclays Capital Inc.	$11,364,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$11,364,000
BNP Paribas Securities Corp.	$11,364,000
Goldman, Sachs & Co.	$11,364,000
HSBC Securities (USA) Inc.	$11,364,000
J.P. Morgan Securities LLC	$11,364,000
Lloyds Securities Inc.	$11,364,000
Morgan Stanley & Co. LLC	$11,364,000
nabSecurities, LLC	$11,364,000
UBS Securities LLC	$11,364,000
Total	$1,250,000,000

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession which will not exceed 0.15% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount which will not exceed 0.10% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $76,000.  The underwriters have agreed to reimburse us for certain expenses in an amount of up to $250,000.

We expect that delivery of the Notes will be made against payment for the Notes on or about July 20, 2011, which is the fifth (5th) business day following the pricing date (this settlement cycle being referred to as “T+5”).  Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.  Such purchasers should also consult their own advisors in this regard.  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and we will receive the net proceeds of the offering.  The underwriters are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)).  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Issuer, for which they received or will receive customary fees and expenses.

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuer.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive, which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.  “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.  Each underwriter has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year and where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any of the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

2.30% Senior Notes, Due July 20, 2016 Royal Bank of Canada

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from, or otherwise involving the United Kingdom.

Hong Kong.  Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures, and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Norton Rose OR LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.